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Ex12b
                                  IDACORP, Inc.
                       Consolidated Financial Information
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements

                                                                                                    Twelve Months
                                               Twelve Months Ended December 31,                         Ended
                                                  (Thousands of Dollars)                              June 30,
                                         1996         1997         1998        1999        2000          2001
Earnings, as defined:
  Income before income taxes         $  135,247   $  133,570    $ 133,806   $ 137,021   $ 210,701   $  206,393
  Adjust for distributed income of
  equity investees                       (1,413)      (3,943)      (4,697)       (837)     (3,116)       3,930
  Equity in loss of equity method
    investments                               0            0          458         435         186          226
  Minority interest in losses of
    majority owned subsidiaries               0            0         (125)        (37)     (1,468)      (1,520)
  Fixed charges, as below                70,418       69,634       69,923      72,243      73,261       78,888

     Total earnings, as defined      $  204,252   $  199,261    $ 199,365   $ 208,825   $ 279,564   $  287,917

Fixed charges, as defined:
  Interest charges                   $   57,348   $   60,761    $  60,677   $  62,975   $  63,339   $   69,115
  Preferred stock dividends of
  subsidiaries- gross up-IDACORP
  rate                                   12,079        7,891        8,445       8,313       8,886        8,703
  Rental interest factor                    991          982          801         955       1,036        1,070

     Total fixed charges                 70,418       69,634       69,923      72,243      73,261       78,888

  Preferred dividends requirements            0            0            0           0           0            0

     Total combined fixed charges
     and preferred dividends         $   70,418   $   69,634    $  69,923   $  72,243   $  73,261   $   78,888

Ratio of earnings to combined fixed
charges and preferred dividends           2.90x        2.86x        2.85x       2.89x       3.82x        3.65x

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